EXHIBIT 99.2

Integrated Circuit Systems, Inc.

SUPPLEMENTAL FINANCIAL INFORMATION

The following additional financial information was disclosed in our broadly accessible conference call on October 26, 2004:

Business Outlook:

Revenues are expected to be flat to down 8% in our second quarter of fiscal 2005 in comparison to our first quarter of fiscal 2005. Gross margin will be 58.5% to 59.5% for the quarter. Operating expenses for the second quarter of fiscal 2005 are expected to remain flat as compared to the first quarter of fiscal 2005. We expect fully diluted earnings per share to be $0.20 to $0.23 for the second quarter of fiscal 2005.

Business Update:

Book to bill ratio for the first fiscal quarter was .93 in all major business segments. The Board of Directors approved the increase of the Company’s stock buy back program by 2,000,000 shares for a total of 5,000,000 shares authorized for repurchase. There are 2,525,000 shares available for repurchase in the Company’s buy back program.